Exhibit 10.11

As of September 15, 2020

Mark Livingston

Via DocuSign

Dear Mark:

This letter agreement (this “Agreement”) confirms the terms and conditions of your ongoing employment with Progyny, Inc. (“Progyny” or the “Company”) and replaces your previous employment letter dated May 24, 2019 (the “Prior Agreement”).  This Agreement will be effective as of September 15, 2020 (the “Effective Date).

1.Position.  You are being promoted to the position of Chief Financial Officer, effective Tuesday, September 15, 2020 and you will report to Pete Anevski, President & COO or such other officer as may be designated by the Company.  Your principal place of employment will be Progyny’s New York office.

2.Compensation and Benefits:  As an employee of Progyny, you will receive the following compensation and benefits:

Base Salary. Your annual base salary will be $425,000, less applicable deductions authorized by you and required by law, which will be paid in accordance with the Company’s normal payroll practices.  The Company, in its sole judgement and discretion, may modify your salary upon periodic review.

Variable Compensation.   You are eligible for an annual discretionary bonus up to a maximum of 60% of your base salary (the “Target Bonus”) beginning with fiscal year 2021.  For fiscal year 2020, your annual bonus will be calculated on a pro-rated basis based on an assessment of your two different roles (applying the applicable target bonus percentage for your period of service in each role).  In order to receive the Target Bonus or any portion of the Target Bonus, you must achieve certain individual performance goals, Progyny must achieve certain performance targets, and you must be employed with the Company on the date the bonus is paid.  The actual amount of your annual bonus will be determined by the Board of Directors (the “Board”) in its sole discretion.

Stock Options. You have previously been granted options to purchase shares of the Company’s Common Stock (such options together with any other stock options that may be granted to you in the future, shall collectively be referred to in this Agreement as “Options”) and shall continue in full force and effect in accordance with their respective terms and the terms of the applicable equity plan.

Employee Benefits.  You will continue to be eligible to participate in the Company’s employee benefit plans as they may exist from time to time, subject to any eligibility requirements imposed by such plans, including its health and welfare and paid time off benefits.  The Company reserves the right to modify or terminate its employee benefit plans, in whole or in part, at any time in its sole discretion.

3.Non-Disclosure and Non-Compete Agreement.  As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.

To protect the interests of the Company, you have previously signed the Company's standard “Non-Disclosure and Non-Compete Agreement, which signed agreement is attached hereto as Exhibit A and incorporated herein by reference.  By signing this Agreement, you hereby ratify the obligations in the Non-Disclosure and Non-Compete Agreement and agree to continue to abide by its terms.

4.At-Will Employment.  Your employment with the Company continues to be “at will”, which means that it is for no specified term or duration.  You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company, subject to the notice provisions required to resign for Good Reason (as defined below).  Likewise, the Company may terminate your employment at any time, with or without Cause (as defined below) or advance notice, subject to the consequences set forth in Section 5.  Neither the vesting of the Options described in this Agreement (nor any other provision of this Agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other benefit program in the future, is to be regarded as assuring you of continuing employment for any particular period of time.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Progyny.

5.Termination of Employment; Severance.

a.Termination Without Cause or Resignation for Good Reason. In the event your employment with the Company (or its subsidiaries) is terminated by the Company (or its subsidiaries) without Cause or you resign for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you remain in compliance with the terms of this Agreement (including, without limitation, the Non-Disclosure and Non-Compete Agreement), the Company shall provide you with the following severance payments and benefits:

i.

Severance Pay.  The Company shall pay you, as severance, the equivalent of six (6) months of your base salary in effect as of your employment termination date, subject to standard payroll deductions and withholdings. This severance amount will be paid in equal installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is 60 days following such termination of your employment (the “Starting Date”), with the first payment of severance to include any accrued base salary from the Starting Date until the first payment of severance.  All salary continuation payments thereafter shall be made on the Company’s regular payroll dates.

ii.

Bonus.  The Company shall pay you your Target Bonus for the year in which your termination occurs, prorated (based on completed months of service) to the date of termination. Such amount will be paid on the Starting Date. For any annual bonus relating to the prior year that has not yet been paid, you will be eligible to receive such bonus calculated under the terms and conditions set forth in Section 2, as determined by the Board in its sole discretion, payable on the Starting Date, or if not yet determined, then within sixty (60) days following such Board determination.

iii.

Health Insurance.  Provided that you timely elect continued coverage under COBRA, the Company shall pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of your termination of employment and ending on the earliest to occur of: (i) the duration of the salary continuation period set forth in Section 5(a)(i) above; (ii) the date you become eligible for group health insurance coverage through a new employer; and (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the Starting Date, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following your termination date, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

iv.

Vesting Acceleration; Extension of time to Exercise. The vesting of any then-unvested shares subject to the Options shall be accelerated in an amount equal to that portion that would have vested over the six (6) month period following the date of termination, such that the accelerated vested shares subject to the Options shall be deemed  vested and exercisable as of the date of termination  (subject to execution of the release referred to below). Additionally, the vested Options shall be exercisable for six (6) months following your last day of employment.  In addition, if any other form of equity compensation is awarded to you during your employment (“Other Equity”), the vesting of any of the then-unvested equity that would have vested over the following six (6) months shall be accelerated and deemed vested on the date of termination and paid or delivered in accordance with the award agreement, subject to Section 6).

b.Termination Without Cause or Resignation for Good Reason in Connection with an Acquisition.  In the event your employment with the Company (or its subsidiaries) is terminated by the Company (or its subsidiaries) without Cause or you resign for Good Reason, in either case during the period (the “Change of Control Severance Period”), (x) commencing with the date that is one (1) month prior to the execution of a definitive agreement for a transaction that, if consummated, would result in an Acquisition (as defined below) and ending on the one (1) year anniversary of the closing of the same Acquisition; so long as such Acquisition closes within one year of the date of such definitive agreement, or (y) within one (1) year after the closing of any other Acquisition, then provided such termination constitutes a Separation from Service, and provided that you remain in compliance with the terms of this Agreement (including, without limitation, the Non-Disclosure and Non-Compete Agreement), the Company shall provide you with (i) severance payments and benefits set forth in Section 5(a) above;(ii) all of the unvested Options held by you as of the date of your termination shall be accelerated such that 100% of the shares subject to the Options shall be deemed fully and immediately vested and shall be exercisable for six (6) months following your last day of employment; and (iii) any Other Equity shall be deemed 100% vested on the date of termination and paid or delivered in accordance with the applicable award agreement, subject to Section 6.

c.Resignation without Good Reason; Termination for Cause; Death or Disability. If at any time the Company terminates your employment for Cause, you resign your employment without Good Reason, or your employment terminates upon your death or disability, then (i) you will no longer vest in the Options referenced in Section 2 above, or any Other Equity , (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (iii) you will not be entitled to any severance benefits. In addition, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination.

d.Conditions to Receipt of Severance Benefits. The receipt of any severance benefits as described in Sections 5(a) or (b) above will be subject to and conditioned upon your signing (and not revoking, if such a right is afforded to you) a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) within the time period specified therein, but in any event no later than sixty (60) days following your termination date. No severance benefits of any kind will be paid or provided until the Separation Agreement becomes effective. Pursuant to or in connection with any termination of employment with the Company, you shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination.

e.Definitions. For purposes of this Agreement:

i.

“Acquisition” means either of the following transactions: (i) a Deemed Liquidation Event (as defined in the Company’s Restated Certificate of Incorporation currently in effect); or (ii) a sale by the Company’s stockholders of outstanding shares of the Company’s capital stock in one transaction, or a series of related transactions, representing a majority of voting power of the Company’s all then outstanding shares of capital stock.

ii.

“Cause” for your employment termination will be deemed to exist at any time after the occurrence of one of more of the following: (i) your commission of, conviction for, or guilty plea to, a felony or crime involving moral turpitude; (ii) a willful refusal by you to comply with the lawful, material and reasonable instructions of the Company (or its subsidiaries), or to otherwise materially perform your duties as lawfully and reasonably determined by the Company (or its subsidiaries), in each case that is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to you of such refusal; (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person’s) material gain or personal enrichment at the expense of the Company, its subsidiaries or any of its or their customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you which is injurious to the Company or its subsidiaries; (v) any material breach by you of your obligations under any agreement between you and the Company or its subsidiaries, including without limitation this Agreement or your Non-Disclosure and Non-Compete Agreement, that is not cured by you (if such breach is of a type that is capable of being cured) within 15 days of written notice being given to you of such breach; (vi) or any material non-fulfillment of your primary role duties.

iii.

“Good Reason” means the occurrence of any of the following without your prior written consent: (i) a material reduction in your then-current annual base salary; except for a reduction (not to exceed 10%) that is part of a proportional reduction of the base salaries of all Company executives; (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (iii) a material and adverse change in your duties and responsibilities (it being agreed that a change  in duties and responsibilities following an Acquisition that is inherent in the Company becoming part of a larger business organization shall not be an event of Good Reason); provided, however, that a resignation by you shall not be considered to be for a “Good Reason” under this Agreement unless:  (1) you provide written notice to the Company of the occurrence of the event which you contend constitutes Good Reason within thirty (30) days after the date such event occurs, which notice states your intention to resign for a “Good Reason” under this Agreement as a result thereof, (2) the Company does not effect a cure with respect to such event within thirty (30) days after receipt of such written notice, and (3) you thereafter resign and cease to perform services as an employee of the Company within ten (10) days after the expiration of the Company’s cure period.

6.Section 409A.  It is intended that all of the severance payments and benefits, and all other payments payable under this Agreement, satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A1(b)(9) (“collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the

Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred.  The parties agree that this Agreement may be amended as may be necessary to fully comply with Section 409A in order to preserve the payments and benefits provided hereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to you or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but does not satisfy an exemption from, or the conditions of, Section 409A.

7.Arbitration.  As a condition of your ongoing employment with the Company, you and the Company agree to submit to mandatory final, binding and confidential arbitration any and all disputes, claims or controversies arising out of, related to or connected with your employment with the Company, including, but not limited to, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), wrongful termination, torts, claims for stock or stock options, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., and 42 U.S.C. § 1981, and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment “Arbitrable Claims”). Arbitration shall be the exclusive method by which to resolve all Arbitrable Claims and shall be final and binding upon the parties. BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS EITHER MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The arbitration shall be conducted pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and to the fullest extent permitted by law, in New York, New York by a single arbitrator conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (which can be found at http://www.jamsadr.com/rulesclauses). In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. In any arbitration proceeding, you will have the right to be represented by legal counsel at your own expense (subject to applicable law requiring that the Company pay the fees and/or costs of your legal counsel). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration proceedings. The Company shall pay all costs and fees in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

8.Prior Employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, use or disclose any confidential or proprietary material of any current or former employer in your work for the Company, bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality, or violate any other obligations you may have to any current or former employer or other third party. You agree that during the period that you render services to the Company, you will not (i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this Agreement and the Non-Disclosure and Non-Compete Agreement and your employment with the Company will not violate any agreement currently in place between you and any current or past employers, or between you and any other parties.

9.Entire Agreement. This Agreement, together with Non-Disclosure and Non-Compete Agreement and the Options agreements that you have already signed and the corresponding equity plans, will form the complete and exclusive statement of your ongoing employment agreement with the Company.  It supersedes any other agreements or promises with respect to your employment made to you by anyone, whether oral or written, and other than those changes expressly reserved to the Company’s discretion in this Agreement.  This Agreement can only be modified in a written agreement signed by you and a duly authorized officer of the Company.

Acceptance:

To indicate your acceptance of the Company’s offer, and we hope that you do, please sign and date this Agreement.  The existing Non-Disclosure and Non-Compete Agreement will be appended as an exhibit to this Agreement.

/s/ Pete Anevski
Pete Anevski
President & Chief Operating Officer

Progyny, Inc.

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ MARK LIVINGSTON	Date: September 15, 2020
SIGNED: MARK LIVINGSTON